EXHIBIT 99.1

IZEA Secures $5.0 Million Credit Facility
Expands Relationship with Bridge Bank

Orlando, Florida (April 14, 2015) - IZEA, Inc. (OTCQB: IZEA) closed on a $5.0 million secured credit facility with Bridge Bank (NASDAQ:BBNK). The credit facility is an increase of $3.5 million on the existing facility the company established with Bridge Bank in March 2013. The credit facility is based upon an advance rate of the Company’s eligible trade accounts receivable. The company currently has no balance outstanding on the credit facility.

“Bridge Bank has been a strong financial partner for the company over the past two years,” said Ted Murphy, IZEA’s Chairman and Chief Executive Officer. “I am pleased to expand our relationship with this expanded credit facility, it will provide us with additional financial flexibility as we continue to grow our revenue base and make investments in our future.”

“We pride ourselves in partnering with industry pioneers,” said Cynthia Tung, Senior Vice President and Business Line Manager at Bridge Bank. “IZEA has grown in many ways since we first began our relationship and we are pleased to support the company as it enters its next chapter,” she added.

About Bridge Bank
Recognized by The Findley Reports as a Super Premium Performing Bank, and designated “Superior” by BauerFinancial and IDC, Bridge Bank is a full-service professional business bank founded in the highly competitive climate of Silicon Valley in 2001. From the very beginning, our goal has been to offer small-market and middle-market businesses from across many industries a better way to bank. Bridge Bank provides a broad range of financial solutions to venture-backed and non-venture-backed companies, including growth capital, equipment and working capital credit facilities and treasury management solutions, along with a full line of international products and services and financing secured by domestic, government and foreign receivables. For additional information, visit www.bridgebank.com. Follow us @BridgeBank.

About IZEA
IZEA operates the premiere online marketplace that connects brands with influential content creators. IZEA creators range from leading bloggers and social media personalities to A-List celebrities and professional journalists. Creators are compensated for developing and distributing unique content on behalf of brands including long form text, videos, photos and status updates. Brands receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit http://corp.izea.com.

Safe Harbor Statement
This press release contains forward-looking. Statements in this press release that are forward-looking include our ability to increase future revenue. These forward-looking statements are based largely on IZEA's current expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital on a timely basis, difficulties in integrating IZEA’s recent Ebyline acquisition and other difficulties in achieving the expected benefits of the transaction, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

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IZEA Investor Relations:

Budd Zuckerman
Genesis Select
303.415.0200
bzuckerman@genesisselect.com

IZEA Media Relations:

Brent Diggins
Allison & Partners
(480) 516-2035
brent@allisonpr.com